Exhibit 10.1

SECOND AMENDMENT TO THE
HERSHEY COMPANY DEFERRED COMPENSATION PLAN

WHEREAS, The Hershey Company (the “Company”) currently maintains The Hershey Company Deferred Compensation Plan (the “Plan”);

WHEREAS, the Compensation and Executive Organization Committee of the Company's Board of Directors (the “Committee”), at its April 16, 2007 meeting, approved changes to the Defined Contribution Supplemental Executive Retirement Plan portion of the Plan (the “DC SERP”) to (1) require a participant to be employed on December 31 of a year (except in certain limited circumstances) in order to receive an allocation under the DC SERP for such year, and (2) impose a new vesting schedule to determine the portion of the DC SERP account, if any, that a participant will be entitled to receive upon termination of employment;

WHEREAS, the Committee authorized and directed the officers of the Company to adopt amendments to the Plan to reflect these changes; and

WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, BE IT RESOLVED that, by virtue and in exercise of the power reserved to the Committee by Section 8.1 of the Plan, and pursuant to the authority delegated to officers of the Company by the Committee, the Plan is hereby amended, effective April 16, 2007, as follows:

1.	Sections 3.2 a. and 3.2 b. are amended to read as follows:

a.           Each Plan Year, for a Participant who defers Compensation under the 401(k) Plan equal to (i) the maximum deferral percentage as permitted by the plan administrator under the 401(k) Plan or (ii) the maximum contribution limit under Code section 402(g) (indexed for inflation); provided, however, the Plan Administrator, in its sole discretion, may waive this condition in its entirety, the Company shall credit to such Participant’s Supplemental Match Contributions Sub-Account an amount equal to four and one-half percent (4-1/2%) of those amounts awarded under the AIP that are deferred under this Plan as soon as administratively practicable following the last day of the Plan Year.

b.           Each Plan Year, for a Participant who defers Compensation under the 401(k) Plan equal to (i) the maximum deferral percentage as permitted by the plan administrator under the 401(k) Plan or (ii) the maximum contribution limit under Code section 402(g) (indexed for inflation); provided, however, the Plan Administrator, in its sole discretion, may waive this condition in its entirety, the Company shall credit to such Participant’s Supplemental Match Contributions

Sub-Account an amount equal to four and one-half percent (4-1/2%) of (1) plus (2) less (3), where (1), (2), and (3) are determined as follows:

2.	Section 6.2 is amended to read as follows:

6.2           Benefits.  A Participant meeting the eligibility requirements under Section 6.1 shall receive DC SERP Benefits in an amount equal to a percentage of Compensation determined by the Compensation Committee in its sole discretion.  Such DC SERP Benefits shall be credited to a Participant’s DC SERP Benefits Sub-Account as soon as administratively practicable following the last day of the Plan Year, provided that the Participant

a.           defers Compensation under the 401(k) Plan equal to either (1) the maximum deferral percentage as permitted by the plan administrator under the 401(k) Plan or (2) the maximum contribution limit under Code section 402(g) (indexed for inflation); provided, however, the Plan Administrator, in its sole discretion, may waive this condition in its entirety, and

b.           was employed on the last day of the Plan Year, unless during the year he or she (1) terminated employment while at least age 55, (2) retired in accordance with the provisions of any applicable Company-sponsored qualified or nonqualified retirement plan or program, (3) became Disabled, (4) became eligible for benefits under a Company-sponsored severance plan, or (5) died.  In the case of any allocation for a Plan Year for which the Participant was not employed on December 31, except as provided in the next paragraph in the case of a Participant who becomes Disabled, the allocation shall be based on the amount of the Participant’s actual Compensation paid for services performed through the last active day of the Participant’s employment, which shall not include any amounts paid on account of the employee's severance from employment with the Company.

If a Participant becomes Disabled, such Participant shall continue to be credited with DC SERP Benefits in accordance with this Section 6.2 until the earlier of (i) two (2) years from the date benefits commence under the Company’s Long Term Disability Plan or (ii) the date he or she is no longer eligible for such long-term disability benefits, based on the amount of Compensation that was payable to the Participant at the time of Disability.

3.           A new Section 6.4 is added to read as follows:

6.4           Vesting.  Benefits under this Article VI shall be payable only to the extent vested.  A Participant shall become vested in his or her DC SERP Benefits Sub-Account in accordance with the following vesting schedule, provided the Participant has first completed five (5) Years of Service with the Company:

Age	Vested Percentage
45	0 percent
46	10 percent
47	20 percent
48	30 percent
49	40 percent
50	50 percent
51	60 percent
52	70 percent
53	80 percent
54	90 percent
55	100 percent

In all cases, a Participant shall be 100% vested in his or her DC SERP Benefits if he or she dies or becomes Disabled while employed with the Company.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this 29th day of June, 2007.

THE HERSHEY COMPANY

 By:  /s/ Marcella K. Arline
Marcella K. Arline
Senior Vice President, Chief People Officer